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Exhibit 10.8

ANNEX X

to

RECEIVABLES SALE AGREEMENT,

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT,

and

RECEIVABLES FUNDING AGREEMENT

each dated as of

March 1, 2001

Definitions and Interpretation

    SECTION 1.  Definitions and Conventions.  Capitalized terms used in the Sale and Contribution Agreement, the Receivables Sale Agreement and the Funding Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

    "Accession Agreement" shall mean an Accession Agreement substantially in the form of Exhibit A to the Collateral Agent Agreement.

    "Accounting Changes" shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by such Person's certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

    "Accounts" shall mean the Collection Account, the Concentration Account, the Lockbox Accounts and the Retention Account, collectively.

    "Accrued Monthly Yield" shall mean, as of any date of determination within a Settlement Period, the sum of the Daily Yields for each day from and including the first day of the Settlement Period through and including such date.

    "Accrued Servicing Fee" shall mean, as of any date of determination within a Settlement Period, the sum of the Servicing Fees calculated for each day from and including the first day of the Settlement Period through and including such date.

    "Accrued Unused Facility Fee" shall mean, as of any date of determination within a Settlement Period, the sum of the Unused Facility Fees calculated for each day from and including the first day of the Settlement Period through and including such date.

    "Accumulated Funding Deficiency" shall mean an "accumulated funding deficiency" as defined in Section 412 of the IRC and Section 302 of ERISA, whether or not waived.

    "Additional Amounts" shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Funding Agreement.

    "Additional Costs" shall have the meaning assigned to it in Section 2.09(b) of the Funding Agreement.

    "Administrative Agent" shall have the meaning set forth in the Preamble of the Funding Agreement.

    "Administrative Services Agreement" shall mean that certain Administrative Services Agreement dated as of March 7, 2000, between Redwood and the Operating Agent.

    "Advance" shall have the meaning assigned to it in Section 2.01 of the Funding Agreement.

    "Advance Date" shall mean each day on which any Advance is made.

    "Advance Discount Rate" shall mean, as of any date of determination, a rate equal to the lesser of (a) the Dynamic Advance Discount Rate and (b) the Advance Discount Rate Cap.

    "Advance Discount Rate Cap" shall mean a rate equal to eighty-five percent (85%); provided, that the Advance Discount Rate Cap shall be permanently reduced by the percent (the "Percentage Reduction") by which the Dilution Trigger Ratio for any given month exceeds the sum of (i) 5% plus (ii) the Percentage Reduction, if any, in effect during the prior month. Once the Advance Discount Rate Cap has been reduced during any period, the reduced Advance Discount Rate Cap shall be the new Advance Discount Rate Cap for purposes of this definition from the date thereof until the earlier of (a) the Facility Termination Date or (b) the next day in which the Advance Discount Rate Cap is further reduced. Notwithstanding the foregoing, the Advance Discount Rate Cap may be changed at any time at the sole discretion of the Administrative Agent, exercised in good faith, and, in the case of an increase only, upon satisfaction of the Rating Agency Condition with respect thereto.

    "Adverse Claim" shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreements or the Funding Agreement or any Lien created under the Collateral Agent Agreement.

    "Affected Party" shall mean each of the following Persons: the Conduit Lender, the Committed Lender, the Liquidity Agent, each Liquidity Lender, the Administrative Agent, the Operating Agent, the Letter of Credit Agent, each Letter of Credit Provider, the Collateral Agent, the Depositary and each Affiliate of the foregoing Persons.

    "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

    "Appendices" shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

    "Applicable Lender" shall mean (i) prior to the occurrence of a Committed Lender Funding Event, the Conduit Lender, and (ii) on and after the occurrence of a Committed Lender Funding Event, the Committed Lender.

    "Approved Receivable" shall mean, with respect to any Originator, (a) all Receivables originated by such Originator and (b) those Receivables originated by another Person and subsequently acquired by such Originator that have been approved in writing by the Administrative Agent.

    "Authorized Officer" shall mean, with respect to any corporation, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer and each other officer of such corporation specifically authorized in resolutions of the Board of Directors of such corporation to sign agreements, instruments or other documents on behalf of such corporation in connection with the transactions contemplated by the Sale Agreements, the Funding Agreement and the other Related Documents.

    "Availability" shall mean, as of any date of determination, the amount equal to the lesser of: (a) (i) the Borrowing Base multiplied by the Advance Discount Rate minus (ii) the Discount Reserve and the Dilution Reserve, and (b) the Maximum Facility Amount.

    "Available LOC Percentage" shall mean twenty percent (20%); provided, that the Available LOC Percentage may be changed at any time by the Administrative Agent in its sole discretion, exercised in good faith, and, in the case of a decrease only, upon satisfaction of the Rating Agency Condition with respect thereto.

    "Bankruptcy Code" shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

    "Billed Amount" shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

    "Billing Date" shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

    "Borrower" shall mean Labor Ready Funding Corporation, a Delaware corporation, in its capacity as borrower under the Funding Agreement.

    "Borrower Account" shall mean a deposit account maintained in the name of the Borrower at a Borrower Blocked Account Bank.

    "Borrower Account Collateral" shall have the meaning assigned to it in Section 8.01(c) of the Funding Agreement.

    "Borrower Assigned Agreements" shall have the meaning assigned to it in Section 8.01(b) of the Funding Agreement.

    "Borrower Blocked Account Agreement" shall mean an agreement among the Borrower, the Administrative Agent and a bank or financial institution that provides, among other things, that (a) all items of payment deposited in the Borrower Account are held by the Borrower Blocked Account Bank as custodian for GE Capital, as Administrative Agent, (b) the Borrower Blocked Account Bank has no rights of setoff or recoupment or any other claim against the Borrower Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Borrower Account and for returned checks or other items of payment and (c) upon the giving of a Notice of Direction (as defined in the Borrower Blocked Account Agreement) by the Administrative Agent to such Borrower Blocked Account Bank, such Borrower Blocked Account Bank agrees to forward all amounts received in the Borrower Account to an account of the Administrative Agent within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

    "Borrower Blocked Account Bank" shall mean a bank or depository institution acceptable to the Administrative Agent.

    "Borrower Collateral" shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.

    "Borrower LOC Draws" shall mean any payments made to the Conduit Lender in connection with the Letter of Credit and allocated to the Borrower.

    "Borrower Secured Obligations" shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Funding Agreement and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including Outstanding Principal Amount, Daily Yield, Yield Shortfall, Unused Facility Fees, Unused Facility Fee Shortfall, Margin, amounts in reduction of Funding Excess, Successor Servicing Fees and Expenses, Additional Amounts and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys' fees and any other sum chargeable to the Borrower thereunder, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Lender or the Administrative Agent or any transferee of the Lender or the Administrative Agent as a preference, fraudulent transfer or otherwise.

    "Borrower's Share" shall mean the ratio of (a) the Maximum Facility Amount under the Funding Agreement to (b) the aggregate maximum purchase limits or commitments under the Funding Agreement and all Other Funding Agreements.

    "Borrowing Base" shall mean, as of any date of determination, the amount equal to the Outstanding Balance of Eligible Receivables minus the Reserves with respect thereto, in each case as disclosed in the most recently submitted Borrowing Base Certificate or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to the Administrative Agent, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral or by any other means, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

    "Borrowing Base Certificate" shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.

    "Breakage Costs" shall have the meaning assigned to it in Section 2.10 of the Funding Agreement.

    "Bringdown Certificate" shall mean an Officer's Certificate substantially in the form of Exhibit 3.01(a)(ii) to the Funding Agreement.

    "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Washington.

    "Buyer" shall mean Labor Ready Funding Corporation, a Delaware corporation, in its capacity as purchaser under the Sale and Contribution Agreement.

    "Buyer Indemnified Person" shall have the meaning assigned to it in Section 5.01 of the Sale and Contribution Agreement.

    "Buyer Loan" shall have the meaning assigned to it in Section 6.01 of the Sale and Contribution Agreement.

    "Cash Collateral Account" shall have the meaning assigned to it in the Standby Letter of Credit Agreement.

    "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

    "Change of Control" shall mean any event, transaction or occurrence as a result of which (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) of 30% or more of the issued and outstanding shares of capital Stock of the Parent having the right to vote for the election of directors of the respective entity under ordinary circumstances; (b) during any twelve (12) consecutive calendar months ending after the Closing Date, individuals who at the beginning of such twelve-month period constituted the board of directors of the Parent (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of the Parent then in office; (c) the Parent shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of the other Originators or of the Borrower, or (d) the Parent has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of the assets of the Parent.

    "Closing Date" shall mean March 1, 2001.

    "Collateral Agent" shall mean GE Capital, in its capacity as collateral agent for the Conduit Lender and the Conduit Lender Secured Parties pursuant to the Collateral Agent Agreement.

    "Collateral Agent Agreement" shall mean that certain Third Amended and Restated Collateral Agent and Security Agreement dated as of March 7, 2000, among Redwood, the Depositary and GE Capital, in its capacities as (a) the Collateral Agent, (b) the Operating Agent, (c) the Liquidity Agent and (d) the Letter of Credit Agent.

    "Collection Account" shall mean (a) prior to a Committed Lender Funding Event, that certain segregated deposit account established by the Conduit Lender and maintained with the Depositary designated as the "Redwood Receivables Corporation—Collection Account (Labor Ready Funding Corporation)," account number 00386310, ABA No. 021001033, Ref: Labor Ready Inc., Ref:#31221, or such other account established in accordance with the requirements set forth in Section 6.01(b) of the Funding Agreement, and (b) following the occurrence of a Committed Lender Funding Event, an account established in accordance with Section 3.03(a) of the LAPA.

    "Collections" shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

    "Commercial Paper" shall mean those certain short-term promissory notes issued by the Conduit Lender (or, with respect to the Committed Lender, by GE Capital), from time to time in the United States of America commercial paper market.

    "Committed Lender" shall mean GE Capital, its successors and assigns.

    "Committed Lender Expiry Date" March 1, 2002 (as such date may be extended for additional periods not to exceed 364 days from time to time upon the written agreement of the Conduit Lender, the Administrative Agent and the Committed Lender).

    "Committed Lender Funding Event" shall mean the occurrence of a Redwood Termination Date, but only if both (i) no Termination Event has occurred and is continuing, and (ii) the Committed Lender Expiry Date has not occurred.

    "Committed Lender Daily Yield" means, for any day, the product of (i) the Committed Lender Daily Yield Rate for such day, plus the Daily Margin on such day, plus, if a Termination Event has occurred and is continuing, the Daily Default Margin, multiplied by (ii) the Committed Lender's Outstanding Principal Amount on such day.

    "Committed Lender Daily Yield Rate" means, for any day during a Settlement Period, (a) the weighted average Committed Lender Yield Rates applicable to the Committed Lender's Outstanding Principal Amount on such day, weighted by outstanding the portion of the Outstanding Principal Amount bearing interest at each such Committed Lender Yield Rate, divided by (b) 360.

    "Committed Lender Yield Rate" means, with respect to any day, the Index Rate for such day.

    "Commitment Reduction Notice" shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.

    "Commitment Termination Notice" shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.

    "Concentration Account" shall mean the segregated deposit account established by Borrower pursuant to and in accordance with Section 6.01(a) of the Funding Agreement.

    "Concentration Account Bank" shall mean any bank or other financial institution at which the Concentration Account is maintained.

    "Concentration Account Agreement" shall mean the agreement dated on or about March 1, 2001, by and among PNC Bank, National Association, Labor Ready, Inc., as Servicer, Labor Ready Funding Corporation, and General Electric Capital Corporation, as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

    "Concentration Percentage" shall mean, with respect to an Obligor as of any date of determination, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds the product of (i) three percent (3.0%) multiplied by (ii) the Outstanding Balance of all Eligible Receivables at such date of determination.

    "Conduit Lender" shall mean Redwood and its assigns.

    "Conduit Lender Secured Parties" shall mean the Collateral Agent, the CP Holders, the Depositary, the Liquidity Agent, the Liquidity Lenders, the Letter of Credit Agent and the Letter of Credit Providers.

    "Contract" shall mean any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

    "Contributed Receivables" shall have the meaning assigned to it in Section 2.01(d) of the Sale and Contribution Agreement.

    "CP Holder" shall mean any Person that holds record or beneficial ownership of Commercial Paper.

    "CP Interest Amount" shall have the meaning assigned to it in Annex 3 to the Funding Agreement.

    "Credit and Collection Policies" shall mean the credit, collection, customer relations and service policies of the Originators in effect on the Closing Date, as the same may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Administrative Agent.

    "Daily Default Margin" shall mean, for any day on which a Termination Event has occurred and is continuing, two percent (2.0%) divided by 360.

    "Daily Margin" shall mean, for any day, the Per Annum Daily Margin on such day divided by 360.

    "Daily Yield" means, for any day, the sum of (a) the Redwood Daily Yield for such day, and (b) the Committed Lender Daily Yield for such day.

    "Daily Yield Rate" shall mean the Redwood Daily Yield Rate or the Committed Lender Daily Yield Rate, as the case may be.

    "Dealer" shall mean any dealer party to a Dealer Agreement.

    "Dealer Agreement" shall mean any dealer agreement entered into by Redwood for the distribution of Commercial Paper.

    "Debt" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) the Reimbursement Obligations as such term is defined in the Standby Letter of Credit Agreement, and (l) the Borrower Secured Obligations.

    "Defaulted Receivable" shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than ninety (90) days from its Billing Date, (b) with respect to which the Obligor thereunder has taken any action, or suffered any event to occur, of the type described in Sections 9.01(c) or 9.01(d) of the Funding Agreement or (c) that otherwise is determined to be uncollectible and is written off in accordance with the Credit and Collection Policies.

    "Default Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

    (a) the average of the respective Outstanding Balances of all Transferred Receivables with respect to which any payment, or part thereof, remains unpaid for more than ninety (90) days from its Billing Date, as of the last day of the six Settlement Periods immediately preceding such date to

    (b) the average of the respective Outstanding Balances of all Transferred Receivables as of the last day of the six Settlement Periods immediately preceding such date.

    "Depositary" shall mean Bankers Trust Company, or any other Person designated as the successor Depositary pursuant to and in accordance with the terms of the Depositary Agreement, in its capacity as issuing and paying agent or trustee in connection with the issuance of Commercial Paper.

    "Depositary Agreement" shall mean that certain Depositary Agreement dated March 15, 1994, by and between Redwood and the Depositary and consented to by the Liquidity Agent.

    "Dilution Factors" shall mean, with respect to any Receivable, any net credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (whether express or implied), warehouse and other allowances, disputes, setoffs, chargebacks, defective returns, other returned or repossessed goods, inventory transfers, allowances for early payments and other similar allowances that are reflected on the books of each Originator and made or coordinated with the usual practices of the Originator thereof; provided, that any allowances or adjustments in accordance with the Credit and Collection Policies made on account of the insolvency of the Obligor thereunder or such Obligor's inability to pay shall not constitute a Dilution Factor.

    "Dilution Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

    (a) the aggregate Dilution Factors during the Settlement Period immediately preceding such date to

    (b) the aggregate Billed Amount of all Transferred Receivables originated during the Settlement Period immediately preceding such date.

    "Dilution Reserve" means, on any date of determination, an amount calculated in accordance with the following formula:

    Borrowing Base × [(OMDR × 2.00) + .05–(1.00–ADR)]

    Where:

    OMDR = The One Month Dilution Ratio as of such date of determination

    ADR = The Advance Discount Rate (expressed as a decimal) as of such date of determination.

Notwithstanding the foregoing, the Dilution Reserve shall be deemed to be zero if at any time the above calculation results in a negative number.

    "Dilution Reserve Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

[(ADR × 2.00) + [(HDR–ADR) ×	HDR]]	×	DILHOR

	ADR		NRPB
where:
ADR =	the average of the respective Dilution Ratios as of the last day of the 12 Settlement Periods immediately preceding such date.
HDR =	the highest Dilution Ratio during the 12 Settlement Periods immediately preceding such date.
DILHOR =	the aggregate Billed Amount of Transferred Receivables originated during the two Settlement Periods immediately preceding such date.
NRPB =	the Outstanding Balance of Transferred Receivables as of the last day of the first Settlement Period immediately preceding such date.

    Notwithstanding the foregoing, (i) the Dilution Reserve Ratio may be changed at any time at the sole discretion of the Administrative Agent, exercised in good faith, and, in the case of a decrease only, upon satisfaction of the Rating Agency Condition with respect thereto, and (ii) the Dilution Reserve Ratio shall be deemed to be 5% if at any time the above calculation results in a percentage of less than 5%.

    "Dilution Trigger Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

    (a) the sum of (i) the aggregate Dilution Factors during the last three Settlement Periods immediately preceding such date plus (ii) the aggregate amount of Transferred Receivables that were written off as uncollectible during the last three Settlement Periods immediately preceding such date to

    (b) the aggregate Billed Amount of all Transferred Receivables originated during the last three Settlement Periods immediately preceding such date.

    "Discount Reserve" means, at any time, an amount equal to the sum of (A) the product of (i) 1.5, (ii) the Index Rate plus 2.0%, (iii) the outstanding Advances and (iv) a fraction, the numerator of which is the higher of (a) 30 and (b) the most recent reported Receivables Collection Turnover multiplied by 2, and the denominator of which is 360, and (B) the product of (i) 1.5, (ii) the applicable Standby L/C Fee plus 2.0%, (iii) the aggregate Standby L/C Exposure and (iv) a fraction, the numerator of which is 90, and the denominator of which is 360.

    "Dollars" or "$" shall mean lawful currency of the United States of America.

    "Dynamic Advance Discount Rate" shall mean, as of any date of determination, the rate equal to (a) 100% minus (b) the sum of (i) the Loss Reserve Ratio plus (ii) the Dilution Reserve Ratio, minus (iii) the Available LOC Percentage.

    "Election Notice" shall have the meaning assigned to it in Section 2.01(d) of the Sale and Contribution Agreement.

    "Eligible Receivable" shall mean, as of any date of determination, a Transferred Receivable:

    (a) that is not a liability of an Excluded Obligor;

    (b) that is not a liability of an Obligor (i) organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia and the Commonwealth of Puerto Rico but otherwise excluding its territories and possessions)or (ii) having its principal place of business outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions);

    (c) that is only denominated and payable in Dollars in the United States of America;

    (d) that is not and will not be subject to any right of rescission, set-off, recoupment, counterclaim or defense, whether arising out of transactions concerning the Contract therefor or otherwise;

    (e) that is not a Defaulted Receivable or an Unapproved Receivable;

    (f)  that does not represent "billed but not yet shipped" goods or merchandise, unperformed services, consigned goods or "sale or return" goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, remains to be performed as a condition to any payments on such Receivable;

    (g) as to which the representations and warranties of Sections 4.01(v)(ii)-(iv) of each Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

    (h) that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator thereof or the property of such Originator;

    (i)  that is a true and correct statement of a bona fide indebtedness incurred in the amount of the Billed Amount of such Receivable for merchandise sold to or services rendered and accepted by the Obligor thereunder;

    (j)  that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

    (k) that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

    (l)  that is entitled to be paid pursuant to the terms of the Contract therefor, has not been paid in full or been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified, and is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, or modification by the Originator thereof (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policy);

    (m) with respect to which the Originator thereof has submitted an invoice to the Obligor together with all other necessary documentation for payment to the Obligor thereunder and such Originator has fulfilled all of its other obligations in respect thereof;

    (n) the stated term of which, if any, is not greater than 30 days after its Billing Date nor cash-on-delivery or "C.O.D.";

    (o) that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that could have a material adverse effect on the collectibility, value or payment terms of such Receivable;

    (p) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Receivable or such Contract;

    (q) with respect to which the Obligor thereunder is not: (i) bankrupt or insolvent, (ii) unable to make payment of its obligations when due, (iii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iv) the subject of a comparable receivership or insolvency proceeding;

    (r) that is an "account" within the meaning of the UCC of the jurisdictions in which the chief executive offices of each of the Originators, the Parent and the Borrower are located and the jurisdictions under which they are organized;

    (s) that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to the Collection Account or otherwise as directed pursuant to Article VI of the Funding Agreement;

    (t)  with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

    (u) that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business in a current transaction;

    (v) that complies with such other criteria and requirements as the Administrative Agent may from time to time specify to the Borrower or the Originator thereof by written notice;

    (w) that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a "cash on delivery" basis;

    (x) that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

    (y) that is not subject to any Lien, right, claim, security interest or other interest of any other Person, other than Liens in favor of the Lenders;

    (z) that does not represent the collection of sales, use or other taxes, to that extent;

    (aa) that does not arise from the provision by the applicable Originator of services for a personal, family or household purpose of the Obligor involved;

    (bb) that does not represent the balance owed or a Receivable with respect to which the Obligor has previously made a partial payment;

    (cc) that does not represent a Receivable on which a check, draft or other item of payment was previously received that was returned unpaid or otherwise dishonored;

    (dd) that does not represent a Receivable arising from services performed by the employees of any franchisee of any Originator; and

    (ee) that does not represent franchisee fees or other Receivables owing to any Originator by any franchisee of any Originator.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

    "ERISA Affiliate" shall mean, with respect to any Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

    "ERISA Event" shall mean, with respect to any Originator or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a "substantial employer," as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status.

    "ESOP" shall mean a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

    "Event of Servicer Termination" shall have the meaning assigned to it in Section 9.02 of the Funding Agreement.

    "Excluded Obligor" shall mean any Obligor (a) that is an Affiliate of any Originator or the Borrower, (b) that is a Governmental Authority, (c) with respect to which 25% or more of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Defaulted Receivables, or (d) with respect to which the aggregate Outstanding Balance of all Receivables owing by such Obligor exceeds any credit limit for such Obligor then imposed by the applicable Originator in accordance with the Credit and Collection Policies.

    "Facility Termination Date" shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Funding Agreement, (b) 90 days prior to the Final Advance Date, (c) 90 days prior to the date of termination of the Maximum Facility Amount specified in a notice from the Borrower to the Lenders delivered pursuant to and in accordance with Section 2.02(b) of the Funding Agreement, (d) the Committed Lender Expiry Date, and (e) the Standby Letter of Credit Commitment Termination Date.

    "Fair Labor Standards Act" shall mean the provisions of the Fair Labor Standards Act, 29 U.S.C. § § 201 et seq.

    "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

    "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

    "Fee Letter" shall mean that certain letter agreement dated March 1, 2001, between the Borrower, the Parent and the Conduit Lender.

    "Final Advance Date" shall mean March 1, 2006.

    "Funding Agreement" shall mean that certain Receivables Funding Agreement dated as of March 1, 2001, among the Borrower, the Conduit Lender, the Committed Lender, the Servicer and the Administrative Agent.

    "Funding Availability" shall mean, as of any date of determination, the amount, if any, by which Availability exceeds the sum of (i) the Outstanding Principal Amount plus (ii) the outstanding Letter of Credit Exposure (as such term is defined in the Standby Letter of Credit Agreement), in each case as of the end of the immediately preceding day.

    "Funding Excess" shall mean, as of any date of determination, the extent to which the sum of (i) the Outstanding Principal Amount plus (ii) the outstanding Letter of Credit Exposure (as such term is defined in the Standby Letter of Credit Agreement) exceeds the Availability, in each case as disclosed in the most recently submitted Borrowing Base Certificate or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to any of them, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error), provided, however, that solely for purposes of the Funding Agreement, no Funding Excess shall be deemed to exist under the Funding Agreement as of any date of determination if the Outstanding Principal Amount is Zero Dollars ($0) as of such date.

    "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Section 2(a) of this Annex X.

    "GE Capital" shall mean General Electric Capital Corporation, a New York corporation, and its successors and assigns.

    "General Trial Balance" shall mean, with respect to any Originator and as of any date of determination, such Originator's accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Borrower and the Lenders.

    "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

    "Incipient Servicer Termination Event" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

    "Incipient Termination Event" shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

    "Indemnified Amounts" shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

    "Indemnified Person" shall have the meaning assigned to it in Section 12.01(a) of the Funding Agreement.

    "Indemnified Taxes" shall have the meaning assigned to it in Section 2.08(b) of the Funding Agreement.

    "Index Rate" shall mean the latest rate for 30-day dealer placed commercial paper (which for purposes hereof shall mean high grade unsecured notes sold through dealers by major corporations in multiples of $100,000), which normally is published in the "Money Rates" section of The Wall Street Journal (or if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Lender may select). Each change in any interest rate provided for in the Funding Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

    "Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated as of March 1, 2001, among the Borrower, the Servicer, the Originators, the Lenders, the Standby L/C Creditor and GE Capital in various agent capacities.

    "Interest Expense" shall mean, with respect to any Person and any period, the interest expense of such Person, determined on a consolidated basis for such period, including in any event the interest portion or payments under Capital Lease Obligations and interest expense for the relevant period that has been capitalized on the balance sheet of such Person and yield or other amounts due and payable (other than upfront fees) under any accounts receivable securitization facility to which any such Person is a party as seller or issuer.

    "Interest Payment Date" shall mean, with respect to any Buyer Loan, the first Business Day of each calendar month while such loan is outstanding; provided, that in addition to the foregoing, each of (a) the date upon which all Buyer Loans have been paid in full and (b) the Facility Termination Date shall be deemed to be an "Interest Payment Date" with respect to any accrued interest thereunder.

    "Investment Company Act" shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

    "Investments" shall mean, with respect to any Borrower Deposit Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

    "IRC" shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

    "IRS" shall mean the Internal Revenue Service.

    "LAPA" shall mean that certain Liquidity Loan and Asset Funding Agreement dated as of March 1, 2001, among Redwood and GE Capital, in its capacities as (a) the administrative agent for the Conduit Lender and the Committed Lender, (b) the Collateral Agent and Operating Agent for Redwood, (c) the initial Liquidity Lender, (d) the Liquidity Agent, and (e) the Committed Lender, as amended, restated, supplemented or otherwise modified from time to time.

    "Lenders" shall mean the Conduit Lender and the Committed Lender

    "Letter of Credit" shall mean that certain letter of credit issued by the Letter of Credit Providers at the request of Redwood in favor of the Collateral Agent pursuant to the Letter of Credit Agreement.

    "Letter of Credit Agent" shall mean GE Capital, in its capacity as agent for the Letter of Credit Providers under the Letter of Credit Agreement.

    "Letter of Credit Agreement" shall mean that certain Third Amended and Restated Letter of Credit Reimbursement Agreement dated as of March 7, 2000, among Redwood, the Letter of Credit Agent, the Letter of Credit Providers and the Collateral Agent

    "Letter of Credit Providers" shall mean, initially, GE Capital, in its capacity as issuer of the Letter of Credit under the Letter of Credit Agreement, and thereafter its successors and permitted assigns in such capacity.

    "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

    "Liquidity Agent" shall mean GE Capital, in its capacity as agent for the Liquidity Lenders pursuant to the LAPA.

    "Liquidity Lenders" shall mean, collectively, GE Capital and any other provider of Liquidity Loans under the LAPA.

    "Liquidity Loans" shall mean any and all borrowings by Redwood under the LAPA.

    "Litigation" shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

    "Lockbox" shall have the meaning assigned to it in Section 6.01(a)(ii) of the Funding Agreement.

    "Lockbox Account" shall mean any segregated deposit account established by the Borrower for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Funding Agreement.

    "Lockbox Account Agreement" shall mean any agreement among an Originator, the Borrower, GE Capital, as Administrative Agent, and a Lockbox Account Bank with respect to a Lockbox and Lockbox Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Lockbox Account are held by such Lockbox Account Bank as custodian for GE Capital, as Administrative Agent, (b) such Lockbox Account Bank has no rights of setoff or recoupment or any other claim against such Lockbox Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Lockbox Account and for returned checks or other items of payment and (c) such Lockbox Account Bank agrees to forward all Collections received in such Lockbox Account to the Collection Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

    "Lockbox Account Bank" shall mean any bank or other financial institution at which one or more Lockbox Accounts are maintained.

    "Loss Reserve Ratio" shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

2 × ARR ×	DEFHOR

NRPB
where:
ARR =	the highest Three Month Aged Receivables Ratio during the 12 Settlement Periods immediately preceding such date.
DEFHOR =	the aggregate Billed Amount of Transferred Receivables originated during the three Settlement Periods immediately preceding such date.
NRPB =	the Outstanding Balance of Transferred Receivables as of the last day of the first Settlement Period immediately preceding such date.

    Notwithstanding the foregoing, the Loss Reserve Ratio may be changed at any time at the sole discretion of the Administrative Agent, exercised in good faith, and, in the case of a decrease only, upon satisfaction of the Rating Agency Condition with respect thereto.

    "Margin" shall mean, for any day, the product of (i) the Outstanding Principal Amount and (ii) the sum of the Daily Margin plus Daily Default Margin, if any, for such day.

    "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of (i) any Originator or the Originators considered as a whole, (ii) the Borrower or (iii) the Servicer and its Subsidiaries considered as a whole, (b) the ability of any Originator, the Borrower or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Lenders, the Administrative Agent or the Collateral Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables, the Contracts therefor, the Parent Collateral, the Subsidiary Collateral, the Borrower Collateral or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.

    "Maturity Date" shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

    "Maximum Facility Amount" shall mean $100,000,000, as such amount may be reduced in accordance with Section 2.02(a) of the Funding Agreement.

    "Monthly Report" shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

    "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

    "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

    "Net Worth Percentage" shall mean a fraction (expressed as a percentage) (a) the numerator of which equals the excess of assets over liabilities, in each case determined in accordance with GAAP consistently applied and (b) the denominator of which equals the Outstanding Balance of Transferred Receivables.

    "Obligor" shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

    "Officer's Certificate" shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

    "One Month Dilution Ratio" shall mean, as of any date determination, the ratio (expressed as a percentage) of:

      (a) The sum of (i) the aggregate Dilution Factors during the Settlement Period immediately preceding such date, plus (ii) the aggregate amount of Transferred Receivables that were written off as uncollectible during the Settlement Period immediately preceding such date.

      to

      (b) the aggregate Billed Amount of all Transferred Receivables originated during the Settlement Period two months preceding such date.

    "Operating Agent" shall mean GE Capital, in its capacity as operating agent for the Conduit Lender under the Administrative Services Agreement.

    "Originator" shall mean (i) the Parent as the seller of Receivables under the Sale and Contribution Agreement and (ii) each of its Subsidiaries approved by the Administrative Agent in writing which is a party to the Receivables Sale Agreement as a seller of Receivables thereunder and any other Person that becomes a seller of Receivables thereunder pursuant to and in accordance with the requirements of Section 2.03 of the Receivables Sale Agreement.

    "Other Funding Agreements" shall mean any agreements entered into from time to time by the Conduit Lender for the purchase or financing of receivables.

    "Outstanding Balance" shall mean, with respect to any Receivable and as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to or any other modifications that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

    "Outstanding Principal Amount" shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of such Advances pursuant to Sections 6.02, 6.03, 6.04 or 6.05 of the Funding Agreement on or before such date; provided, that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender to the Collection Account pursuant to Section 2.04(a)(i) of the Funding Agreement on or before such date, plus (b) in the case of the Committed Lender only, any amounts advanced by the Committed Lender to the Conduit Lender under the LAPA in respect of Outstanding Principal Amount when purchasing the Redwood Interest (as defined in the LAPA) minus (c) the aggregate amounts disbursed to such Lender in reduction of Outstanding Principal Amount pursuant to Sections 6.02, 6.03, 6.04 or 6.05 of the Funding Agreement on or before such date.

    "Parent" shall mean Labor Ready, Inc., a Washington corporation.

    "Parent Blocked Account" means the Blocked Account as such term is defined in the Standby Letter of Credit Agreement.

    "Parent Collateral" shall have the meaning assigned to it in Section 7.01 of the Sale and Contribution Agreement.

    "Parent Group" shall mean the Parent and each of its Affiliates other than the Borrower.

    "Parent Indemnified Person" shall have the meaning assigned to it in Section 5.01 of the Receivables Sale Agreement.

    "Parent Interest Rate" shall have the meaning assigned to it in Section 6.06(a) of the Sale and Contribution Agreement.

    "Parent Note" shall have the meaning assigned to it in Section 6.04(a) of the Sale and Contribution Agreement.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "Pension Plan" shall mean a Plan described in Section 3(2) of ERISA.

    "Per Annum Daily Margin" shall mean a rate per annum equal to (i) 1.10% with respect to the Conduit Lender's Outstanding Principal Amount and (ii) 2.50% with respect to the Committed Lender's Outstanding Principal Amount.

    "Permitted Acquisitions" shall have the meaning assigned to it in the Standby Letter of Credit Agreement.

    "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable; (b) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers', mechanics', suppliers' or similar Liens arising in the ordinary course of business; (f) carriers', warehousemen's or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (h) any attachment or judgment Lien not constituting a Termination Event under Section 9.01(f) of the Funding Agreement; (i) Liens existing on the Closing Date and listed on Schedule 4.03(b) of the Sale and Contribution Agreement or Schedule 5.03(b) of the Funding Agreement; (j) presently existing or hereinafter created Liens in favor of the Buyer, the Borrower, the Lenders, the Administrative Agent or the Collateral Agent; and (k) Liens in favor of the Standby L/C Creditor on any assets of any Originator so long as such Liens are subject to the Intercreditor Agreement.

    "Permitted Investments" shall mean any of the following:

    (a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

    (b) repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

    (c) federal funds, certificates of deposit, time deposits and bankers' acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers' acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

    (d) commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 30 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody's;

    (e) securities of money market funds rated at least Aam or the equivalent by S&P and P-1 or the equivalent by Moody's; and

    (f)  such other investments with respect to which each Rating Agency shall have confirmed in writing to the Lenders and Collateral Agent that such investments shall not result in a withdrawal or reduction of the then current rating by such Rating Agency of the Commercial Paper.

    "Permitted Stock Repurchases" shall have the meaning assigned to it in the Standby Letter of Credit Agreement.

    "Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

    "Plan" shall mean, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Originator or ERISA Affiliate.

    "Proceeds" shall mean, with respect to any property, whatever is receivable or received when such property is sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment, including returned premiums, with respect to any insurance relating to such property, and also includes any returned, reclaimed or repossessed goods.

    "Program Documents" shall mean the Letter of Credit Agreement, the LAPA, the Collateral Agent Agreement, the Depositary Agreement, the Commercial Paper, the Administrative Services Agreement, each Accession Agreement and the Dealer Agreements.

    "Projections" shall mean the Parent's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary-by-Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical financial statements of the Parent, together with appropriate supporting details and a statement of underlying assumptions, which shall also include projected Funding Availability and letter of credit and surety bond requirements.

    "Qualified Plan" shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

    "Rating Agency" shall mean Moody's or S&P.

    "Rating Agency Condition" shall mean, with respect to any action, that each Rating Agency has notified the Conduit Lender and the Administrative Agent in writing that such action will not result in a reduction or withdrawal of the rating of any outstanding Commercial Paper.

    "Ratios" shall mean, collectively, the Default Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Loss Reserve Ratio, the Receivables Collection Turnover and the Three Month Aged Receivables Ratio.

    "Receivable" shall mean, with respect to any Obligor:

    (a) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

    (b) all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

    (c) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

    (d) all Collections with respect to any of the foregoing;

    (e) all Records with respect to any of the foregoing; and

    (f)  all Proceeds with respect to any of the foregoing.

    ''Receivables Assignment" shall have the meaning assigned to such term in Section 2.01(a) of each Sale Agreement.

    "Receivables Collection Turnover" shall mean, as of any date of determination, the amount (expressed in days) equal to:

    (a) a fraction, (i) the numerator of which is equal to the average of the Outstanding Balances of Transferred Receivables on the first day of the 3 Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such 3 Settlement Periods with respect to all Transferred Receivables, multiplied by

    (b) the number of days contained in such 3 Settlement Periods.

    "Receivables Sale Agreement" shall mean that certain Receivables Sale Agreement dated as of March 1, 2001, among the Parent (as the buyer thereunder) and each Subsidiary of the Parent party thereto.

    "Records" shall mean all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder, the Parent Collateral, the Subsidiary Collateral and the Borrower Collateral.

    "Redwood" shall mean Redwood Receivables Corporation, a Delaware corporation.

    "Redwood Daily Yield" shall mean, for any day, the product of (a) the Redwood Daily Yield Rate for such day, multiplied by (b) Redwood's Outstanding Principal Amount outstanding on such day.

    "Redwood Daily Yield Rate" means, on any day, a floating per annum rate equal to the sum of (a) the Daily Margin on such day, plus (b) if a Termination Event has occurred and is continuing, the Daily Default Margin, plus (c)(i) to the extent the Conduit Lender's Advances hereunder are being funded by the sale of Commercial Paper, (A) the per annum rate equivalent to the weighted average of the rates paid or payable by the Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of Commercial Paper that is allocated, in whole or in part, to fund or maintain the Conduit Lender's Outstanding Principal Amount during the relevant Settlement Period, which rates shall reflect and give effect to Dealer fees, commissions of placement agents and other issuance costs in respect of such Commercial Paper, divided by (B) 360 days; provided, however, that if any component of such rate is a discount rate the rate used shall be the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum and (ii) to the extent the Conduit Lender's Advances hereunder are not being financed by the sale of Commercial Paper, the daily rate to the Conduit Lender of borrowing such funds under the LAPA.

    "Redwood Termination Date" means the date elected by Redwood or the Collateral Agent, by notice to the Borrower and the Administrative Agent as the Redwood Termination Date; provided, that on such date, one or more of the following events shall have occurred and be continuing: (a) a Borrower LOC Draw; (b) the obligations of the Liquidity Lenders to make Liquidity Loans shall have terminated and such Liquidity Lenders shall not have otherwise been replaced; (c) an event of default under the Collateral Agent Agreement or any other Program Document shall have occurred; (d) the short term debt rating of a Liquidity Lender shall have been downgraded by a Rating Agency and such Liquidity Lender shall not have been replaced in accordance with the terms of the LAPA within 30 days thereafter, or (e) Redwood or the Collateral Agent shall have determined that the funding of Transferred Receivables under the Funding Agreement is impracticable for any reason whatsoever, including as a result of (i) a drop in or withdrawal of any of the ratings assigned to the Commercial Paper by any Rating Agency, (ii) the imposition of Additional Amounts, (iii) restrictions on the amount of Transferred Receivables Redwood may finance or (iv) the inability of Redwood to issue Commercial Paper.

    "Redwood Transfer Date" shall mean the date on which Redwood transfers to the Liquidity Lenders pursuant to Section 3.01 of the LAPA all of the Redwood Interest (as defined in the LAPA).

    "Regulatory Change" shall mean any change after the Closing Date in any federal, state or foreign law or regulation (including Regulation D of the Federal Reserve Board) or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

    "Rejected Amount" shall have the meaning assigned to it in Section 4.04 of each Sale Agreement.

    "Related Documents" shall mean, the Concentration Account Agreement, each Lockbox Account Agreement, the Borrower Blocked Account Agreement, the Sale Agreements, the Funding Agreement, each Receivables Assignment, the Purchase Assignment, the Parent Note, the Intercreditor Agreement, the Subordinated Notes, and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with either Sale Agreement, the Funding Agreement or the transactions contemplated thereby. Any reference in either Sale Agreement, the Funding Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

    "Repayment Notice" shall have the meaning assigned to it in Section 2.03(c) of the Funding Agreement.

    "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA.

    "Reserves" shall mean the aggregate Concentration Percentage for all Obligors of Transferred Receivables and such other reserves as the Administrative Agent may establish from time to time in its sole discretion.

    "Retained Monthly Yield" shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to Daily Yield from and including the first day of such Settlement Period through and including such date pursuant to Section 6.03(a)(ii) of the Funding Agreement.

    "Retained Servicing Fee" shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to the

Servicing Fee from and including the first day of such Settlement Period through and including such date pursuant to Section 6.03(a)(ii) of the Funding Agreement.

    "Retained Unused Facility Fee" shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to the Unused Facility Fee from and including the first day of such Settlement Period through and including such date in accordance with Section 6.03(a)(ii) of the Funding Agreement.

    "Retention Account" shall mean, (i) with respect to the Conduit Lender, that certain segregated deposit account established by the Administrative Agent and maintained with the Depositary designated as the "GE Capital/Redwood Receivables Corporation—Retention Account (Labor Ready Funding Corporation)," account number 00386310, ABA No. 021001033, Ref: Labor Ready Inc., Ref: #31222, and (ii) with respect to the Committed Lender, such other segregated deposit account as may be established by the Administrative Agent for the Committed Lender.

    "Retention Account Deficiency" shall mean, as of any Settlement Date, the amount, if any, by which the amounts necessary to make the payments required under Sections 6.04(a)(i), (ii) and (iii) of the Funding Agreement exceed the amounts on deposit in the Retention Account.

    "Retiree Welfare Plan" shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

    "Revolving Note" shall have the meaning assigned to such term in Section 2.01(b) of the Funding Agreement.

    "Revolving Period" shall mean the period from and including the Closing Date through and including the day immediately preceding the Facility Termination Date.

    "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

    "Sale" shall mean (a) with respect to a sale of receivables under the Receivables Sale Agreement, a sale of Receivables by a Subsidiary Originator to the Parent in accordance with the terms of the Receivables Sale Agreement, and (b) with respect to a sale of Receivables under the Sale and Contribution Agreement, a sale of Receivables by the Parent to the Borrower in accordance with the terms of the Sale and Contribution Agreement.

    "Sale and Contribution Agreement" shall mean that certain Receivables Sale and Contribution Agreement dated as of March 1, 2001, between the Parent and Borrower, as the Buyer thereunder.

    "Sale Agreements" shall mean each of (a) the Sale and Contribution Agreement and (b) the Receivables Sale Agreement.

    "Sale Price" shall mean, with respect to any Sale of Sold Receivables or Subsidiary Sold Receivables, the price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:

      (a) the Outstanding Balance of such Sold Receivables or Subsidiary Sold Receivables, minus

      (b) the expected costs to be incurred by the Borrower in financing the purchase of such Sold Receivables or Subsidiary Sold Receivables until the Outstanding Balance of such Sold Receivables or Subsidiary Sold Receivables, as applicable, is paid in full, minus

      (c) the portion of such Sold Receivables or Subsidiary Sold Receivables that are reasonably expected by such Originator to become Defaulted Receivables, minus

      (d) the portion of such Sold Receivables or Subsidiary Sold Receivables that are reasonably expected by such Originator to be reduced by means other than the receipt of Collections thereon or pursuant to clause (c) above, minus

      (e) amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of such Sold Receivables or Subsidiary Sold Receivables;

provided, that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (e) above.

    "Schedule of Documents" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreements, the Funding Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Funding Agreement.

    "Securities Act" shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

    "Securities Exchange Act" shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

    "Selling Subsidiary" shall have the meaning set forth in the preamble to the Receivables Sale Agreement.

    "Servicer" shall mean the Parent, in its capacity as the Servicer under the Funding Agreement, or any other Person designated as a Successor Servicer.

    "Servicer's Certificate" shall mean an Officer's Certificate substantially in the form of Exhibit 3.01(a)(iii) to the Funding Agreement.

    "Servicer Termination Notice" shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer's appointment under the Funding Agreement has been terminated.

    "Servicing Fee" shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Principal Amount on such day.

    "Servicing Fee Rate" shall mean 1.00%.

    "Servicing Fee Shortfall" shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Servicing Fee exceeds the Retained Servicing Fee, in each case as of such date.

    "Servicing Officer" shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer's Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

    "Servicing Records" shall mean all documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

    "Settlement Date" shall mean the tenth Business Day following the end of each Settlement Period.

    "Settlement Period" shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month; provided, however, that upon the occurrence of the Committed Lender Funding Event, such Settlement Period shall terminate on the day prior to the Committed Lender Funding Event, and the next Settlement Period shall be the period from and including the day of the Committed Lender Funding Event through and including the last day of the calendar month in which the Committed Lender Funding Event occurs.

    "Sold Receivable" shall have the meaning assigned to it in Section 2.01(b) of the Sale and Contribution Agreement.

    "Solvency Certificate" shall mean an Officer's Certificate substantially in the form of Exhibit 3.01(a)(i) to the Funding Agreement.

    "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

    "Standby L/C Creditor" shall mean GE Capital as the Creditor under the Standby Letter of Credit Agreement.

    "Standby L/C Exposure" shall mean Letter of Credit Exposure (as defined in the Standby Letter of Credit Agreement).

    "Standby L/C Fee" shall mean the Letter of Credit Fee (as defined in the Standby Letter of Credit Agreement).

    "Standby Letter of Credit Agreement" shall mean that certain Letter of Credit Agreement dated as of March 1, 2001, between the Parent and the Standby L/C Creditor, together with such amendments, restatements, supplements or modifications thereto or any refinancings, replacements or refundings thereof as may be agreed to by the Lenders and the Administrative Agent.

    "Standby Letter of Credit Commitment Termination Date" shall mean the Commitment Termination Date (as defined in the Standby Letter of Credit Agreement).

    "Stock" shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

    "Stockholder" shall mean, with respect to any Person, each holder of Stock of such Person.

    "Subordinated Loan" shall have the meaning assigned to it in Section 2.01(c) of the Sale Agreement.

    "Subordinated Notes" shall have the meaning assigned to it in Section 2.01(c) of the Sale Agreement.

    "Sub-Servicer" shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

    "Sub-Servicing Agreement" shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Funding Agreement relating to the servicing, administration or collection of the Transferred Receivables.

    "Subsidiary" shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

    "Subsidiary Collateral" shall have the meaning assigned to it in Section 7.01 of the Receivables Sale Agreement.

    "Subsidiary Originator" shall mean each Selling Subsidiary and any other person that becomes a seller of Receivables under the Receivables Sale Agreement pursuant to the requirements thereto.

    "Subsidiary Sold Receivable" shall have the meaning assigned to it in Section 2.01 of the Receivables Sale Agreement.

    "Successor Servicer" shall have the meaning assigned to it in Section 11.02 of the Funding Agreement.

    "Successor Servicing Fees and Expenses" shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Lenders and the Administrative Agent.

    "Termination Date" shall mean the date on which (a) Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Secured Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Maximum Facility Amount has been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Funding Agreement.

    "Termination Event" shall have the meaning assigned to it in Section 9.01 of the Funding Agreement.

    "Three Month Aged Receivables Ratio" shall mean as of any date of determination the three month average of the following the ratio (expressed as a percentage):

      (a) (i) the sum of the respective Outstanding Balances of Transferred Receivables with respect to which any payment, or part thereof, remained unpaid for more than 60 but less than 91 days from their respective Billing Dates as of the last day of the Settlement Period immediately preceding such date, plus (ii) any Receivables that have been written off as uncollectible less than sixty days from their invoice date.

    to

      (b) the aggregate Billed Amount of Transferred Receivables originated during the third Settlement Period immediately preceding such date.

    "Title IV Plan" shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

    "Transfer" shall mean (a) any Sale or capital contribution of Transferred Receivables by the Parent to the Borrower pursuant to the terms of the Sale and Contribution Agreement and (b) any Sale of Transferred Receivables by any Subsidiary Originator to the Parent pursuant to the terms of the Receivables Sale Agreement.

    "Transfer Date" shall have the meaning assigned to it in Section 2.01(a) of each Sale Agreement.

    "Transferred Receivable" shall mean any Sold Receivable, Subsidiary Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by the Originator thereof pursuant to Section 4.04 of either Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.

    "UCC" shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

    "Unapproved Receivable" shall mean any receivable (a) with respect to which the obligor thereunder is not an Obligor on any Transferred Receivable and whose customer relationship with an Originator arises as a result of the acquisition by such Originator of another Person or (b) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

    "Underfunded Plan" shall mean any Plan that has an Underfunding.

    "Underfunding" shall mean, with respect to any Plan, the excess, if any, of (a) the present value of all benefits under the Plan (based on the assumptions used to fund the Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Plan as of such valuation date.

    "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Originator or any ERISA Affiliate as a result of such transaction.

    "Unused Facility Fee" shall have the meaning assigned to it in Section 2.07(c) of the Funding Agreement.

    "Unused Facility Fee Shortfall" shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Unused Facility Fee exceeds the Retained Unused Facility Fee, in each case as of such date.

    "Welfare Plan" shall mean a Plan described in Section 3(1) of ERISA.

    "Workers Compensation Policy" shall mean that agreement dated as of January 1, 2001, between Labor Ready, Inc. and Kemper Insurance.

    "Yield Shortfall" shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Monthly Yield exceeds the Retained Monthly Yield, in each case as of such date.

    SECTION 2.  Other Terms and Rules of Construction.

    (a)  Accounting Terms.  Rules of construction with respect to accounting terms used in any Related Document shall be as set forth in Annex G to the Funding Agreement. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

    (b)  Other Terms.  All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

    (c)  Rules of Construction.  Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words "herein," "hereof" and "hereunder" and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

    (d)  Rules of Construction for Determination of Ratios.  The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with Schedule 1 attached to this Annex X. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the third decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

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  Exhibit 10.8
ANNEX X to RECEIVABLES SALE AGREEMENT, RECEIVABLES SALE AND CONTRIBUTION AGREEMENT, and RECEIVABLES FUNDING AGREEMENT each dated as of March 1, 2001 Definitions and Interpretation